Exhibit 99.1

NTN Buzztime, Inc. Announces Results for Second Quarter 2006

•	Consolidated revenues improve by 12.7% over Q2 2005

•	Net Loss before one-time charges compares favorably with prior year

•	Cash balance increased to $6,746,000 as of June 30, 2006

•	New CEO unveils four key principles to guide future actions of NTN Buzztime organization: increased focus on core business, customer intimacy, increased ROI, and improved brand equity

CARLSBAD, Calif., Aug. 8 /PRNewswire-FirstCall/ — NTN Buzztime, Inc. (Amex: NTN), today announced results for the quarter and six months ended June 30, 2006. NTN will host a live webcast and conference call today at 4:30 pm EDT to discuss the results (see conference call details below).

Consolidated Results

Consolidated revenues for the second quarter of 2006 were $10,856,000, an improvement of $1,227,000 or 12.7% compared to revenues of $9,629,000 in the second quarter of 2005. The company reported a consolidated net loss of $1,856,000, or $0.03 per common share for the second quarter of 2006, compared to a net loss of $1,092,000, or $0.02 per common share in the second quarter 2005. The 2006 consolidated net loss reflects the combination of a net loss of $1,660,000 from the NTN Entertainment division and a net loss of $196,000 from NTN Hospitality division.

Second quarter 2006 net loss includes significant one-time corporate charges totaling $1,087,000. One-time-charges include $652,000 for a realized impairment of the Company’s Australian investment acquired in 1999 and $435,000 of severance expense associated with the departure of the former CEO.

Second quarter 2006 results also include a charge of $290,000 for stock option expense primarily due to the adoption of SFAS 123R in 2006. Excluding the effects of one-time charges and stock option expense, second quarter of 2006 net loss compares favorably with the net loss recorded in the second quarter of 2005.

Consolidated Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash charges including stock based compensation; see reconciliation of Adjusted EBITDA to US GAAP Net Income below) improved by $277,000 to $339,000 for the three months ended June 30, 2006 from Adjusted EBITDA of $62,000 for the three months ended June 30, 2005. Cash and cash equivalents increased by $714,000 during the second quarter of 2006. Cash generated from operations was offset primarily by investments in capital equipment.

“The Company has delivered another quarter of improved operating performance,” said Dario L. Santana, newly appointed Chief Executive Officer. “During the quarter, the Company added more than $700,000 to its cash balance, which stood at $6,746,000 on June 30, 2006.” Santana went on to say, “the benefits of focusing on the core business are evidenced in these improved year–over-year results; looking ahead, this team will seek new heights in operating performance through increased focus on the core business, better understanding of our customers’ needs, improved execution and operational rigor, and increased brand awareness among our players and business customers.”

Entertainment Division Results

Entertainment division revenues for the second quarter of 2006 were $7,929,000, which represents an increase of $777,000 or 10.9% relative to the same period last year. The Entertainment Division includes the Buzztime iTV Network and Buzztime Distribution (formerly Buzztime Entertainment) segments. Entertainment division net loss for the second quarter 2006 was $1,660,000, which represents an increase in net loss of $749,000 or 82.2% relative to prior year. The net loss includes the allocation of one-time corporate charges as explained above.

Buzztime iTV Network revenues of $7,822,000 in the second quarter of 2006 represented an increase of $902,000 or 13% relative to second quarter of 2005. The Network’s world-wide site count reached a new high watermark of 4,059 sites at the end of the quarter. The June 30, 2006 site count consisted of 4,020 sites in North America and 39 sites in the UK. Buzztime iTV Network net loss for the second quarter of

2006 was $1,258,000, which represents an increase in net loss of $999,000 relative to the same quarter last year. Buzztime iTV net loss for the second quarter of 2006 includes the allocation of one-time corporate charges as explained above.

On May 17, 2006, the Company announced the launch of Buzztime Billiards multiplayer game on its iTV Network. Buzztime Billiards is the first game on the Buzztime iTV Network to include three-dimensional graphics for a more realistic play-along experience.

“The introduction of visually appealing games such as Buzztime Billiards supports key elements of our strategy for the iTV Network: strengthen the Buzztime brand through a broader and more exciting game offering, which will lead to increased play time,” said Santana.

Buzztime Distribution revenues for the quarter were $107,000, a decrease of $125,000 relative to the second quarter of 2005; this decrease resulted from a reduction in royalties earned on retail game products. Net loss of $402,000 in the quarter represents an improvement of $250,000 over the same period last year. The decrease in losses relative to prior year was due to lower operating costs driven by significantly reduced development activity.

Capitalizing on the growing popularity of the game Sudoku, the Company announced the launch of an interactive version of this game to Canadian satellite TV subscribers on June 1, 2006. Launched on Bell Canada’s ExpressVu, Canada’s largest satellite television provider, Buzztime® Sudoku is now offered alongside Buzztime Trivia Channel™ and Buzztime Player leader.

“The launch of this popular game under the Buzztime brand represents yet another example of the opportunities available to our Company as we set out to grow our revenue base and build on our brand equity,” said Santana.

Hospitality Division Results

The Hospitality Division had revenues of $2,927,000 in the quarter, an increase of $450,000 or 18% relative to the second quarter of 2005. This division’s net loss of $196,000 in the second quarter of 2006 compares to a net loss of $181,000 in the second quarter of 2005. The Hospitality division consists of two segments, NTN Wireless and NTN Software Solutions.

The NTN Wireless segment had revenues of $1,645,000 and net income of $165,000 during the quarter; this represents a revenue increase of $141,000 and a reduction in net income of $75,000 relative to prior year. The decrease in Wireless net income was driven by lower margins on product sales. The Software Solutions segment had revenues of $1,282,000 and a net loss of $361,000; this represents a revenue increase of $309,000 and a reduction in the net loss of $60,000 relative to the second quarter of 2005. The net loss for second quarter of 2006 included a one-time charge of $127,000 associated with an employment agreement.

New CEO’s Guiding Principles

“I have focused the company on four key principles, which will guide the actions of the entire organization in order to drive attractive rates of growth and improved profitability,” said new CEO, Dario L. Santana. “These four principles are:

“First, increase our focus on the core business, which consists of Buzztime iTV Network of 4,000+ bars, pubs and restaurants, while we continue to invest in a carefully selected portfolio of new growth opportunities.

“Next, expand our knowledge of the customers’ needs and wants; the word ‘customers’ is defined as business customers and our Buzztime players. Leverage customer intimacy in innovative ways to increase play time and to improve our value proposition to bar, pub and restaurant owners.

“Third, improve return on investment on projects (and business initiatives) through detailed project definition, selection of proper metrics, careful analysis, innovative thinking and solid project control. NTN Buzztime will become synonymous with fact-based decision making and careful planning.

“And finally, strengthen brand awareness and brand equity among our players and business customers through high impact, low cost marketing and public relations initiatives, as well as the introduction of new games that appeal to our current player base and attract new players to our network.”

Conference Call

A conference call to review the second quarter earnings is scheduled for today at 4:30 pm EDT. Investors may access the teleconference call by dialing (800) 905-0392 approximately 15 minutes prior to the starting time and asking to be connected to the NTN Buzztime Second Quarter Earnings Conference Call. International callers please dial (785) 832-0201. The call is also being simultaneously webcast and can be accessed at the NTN Buzztime web site at www.ntn.com.

A replay will be available immediately following the conclusion of the conference call through August 15, 2006 at 11:59 p.m. EDT. Please dial (800) 283-4799 to access the replay. International callers please dial (402) 220-0860.

An archive of the webcast will also be available on the Company’s web site at www.ntn.com.

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. is the parent corporation of the Entertainment Division and NTN Hospitality(TM) Division. Entertainment Division is comprised of the Buzztime interactive Television (iTV) Network segment and Buzztime Distribution segment (Buzztime Entertainment, Inc., a subsidiary). Entertainment Division produces Buzztime(R), the play-along games channel, live sports prediction games such as QB1(R) and many other games that allow one or many players to participate. In addition to the Buzztime iTV Network, Buzztime’s games are available on cable TV, satellite TV, mobile phones and plug-n-play home versions. The NTN Hospitality segment is comprised of NTN Wireless Communications, Inc., and NTN Software Solutions, Inc.

For more information, please see www.ntnbuzztime.com.

This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, future expansion and distribution of product and service lines, anticipated revenues and performance of independent resellers are all based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products, delays in closing of sales or agreements, unforeseen and uncontrollable increases in expenses or costs and the impact of competitive products and pricing. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of NTN’s Form 10-K for the year ended December 31, 2005, which is on file with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

CONTACT:

Andy Wrobel

Chief Financial Officer

NTN Communications, Inc.

(760) 930-1177

Andy.Wrobel@ntn.com

NTN BUZZTIME, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(thousands, except share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS (Pledged)
Current Assets:
Cash and cash equivalents	$6,746	$5,982
Restricted cash	71	69
Accounts receivable, net	3,279	3,630
Inventory	336	371
Investments available-for-sale	164	258
Deposits on broadcast equipment	556	799
Deferred costs	1,192	1,118
Prepaid expenses and other current assets	1,000	955

Total current assets	13,344	13,182
Broadcast equipment and fixed assets, net	7,436	8,085
Software development costs, net	841	706
Deferred costs	1,105	1,256
Goodwill	3,658	3,658
Intangible assets, net	2,570	2,946
Other assets	184	185

Total assets	$29,138	$30,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$858	$725
Accrued expenses	1,295	1,799
Sales tax payable	888	714
Accrued salaries	998	643
Accrued vacation	643	619
Income taxes payable	29	147
Obligations under capital leases, current portion	439	436
Revolving line of credit	—	700
Deferred revenue	2,293	2,024
Deferred revenue-Buzztime	567	632

Total current liabilities	8,010	8,439
Obligations under capital leases, excluding current portion	139	366
Deferred revenue	318	321

Total liabilities	8,467	9,126

Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161,000 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding at June 30, 2006 and December 31, 2005	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 54,217,618 and 53,877,000 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	270	268
Additional paid-in capital	110,834	109,860
Accumulated deficit	(90,568)	(88,788)
Accumulated other comprehensive Income (loss)	134	(449)

Total shareholders’ equity	20,671	20,892

Total liabilities and shareholders’ equity	$29,138	$30,018

NTN BUZZTIME, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$10,856	$9,629	$21,918	$19,136
Direct operating costs (includes depreciation of $993 and $837 for the three months ended June 30, 2006 and 2005, respectively, and $1,941 and $1,565 for the six months ended June 30, 2006 and 2005, respectively)	3,698	3,438	7,199	6,858
Selling, general and administrative	7,678	6,795	14,495	13,228
Litigation, legal and professional fees	368	190	714	570
Depreciation and amortization	208	165	417	420
Research and development	56	66	122	125
Non-cash charge related to software product sale	—	—	—	276

Total operating expenses	12,008	10,654	22,947	21,477

Operating loss	(1,152)	(1,025)	(1,029)	(2,341)

Other income (expense):
Interest income	18	25	49	51
Interest expense	(39)	(49)	(85)	(73)
Realized loss on investments available-for-sale	(652)	—	(652)	—

Total other income (expense)	(673)	(24)	(688)	(22)

Loss before income taxes	(1,825)	(1,049)	(1,717)	(2,363)
Provision for income taxes	31	43	63	76

Net loss	$(1,856)	$(1,092)	$(1,780)	$(2,439)

Net loss per common share – basic and diluted	$(0.03)	$(0.02)	$(0.03)	$(0.05)

Weighted average shares outstanding – basic and diluted	54,157	53,403	54,044	53,313

Adjusted EBITDA

A detailed schedule reconciling net income and loss, the nearest GAAP measure, to Adjusted EBITDA is included in the supplemental tables below. Adjusted EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's operating performance. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP financial information such as Adjusted EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare NTN's current results with results from other reporting periods and with the results of other companies.

The following table reconciles our net loss per GAAP to Adjusted EBITDA (in thousands):

Adjusted EBITDA Calculation

	Three Months Ended June 30,
	2006	2005
Adjusted EBITDA Calculation (in 000’s)
Net income (loss) per GAAP	$(1,856)	$(1,092)
Interest expense (net)	21	24
Depreciation and amortization	1,201	1,002
Non-cash stock based compensation and payments	290	85
Non-cash charge related to software product sale	—	—
Non-cash charge related to impairment of investment for sale	652	—
Income taxes	31	43

Adjusted EBITDA	$339	$62